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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

Janus Capital Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2004

Dear Shareholder:

      We cordially invite you to attend the Annual Meeting of Shareholders of Janus Capital Group Inc., which will be held at the Westin Tabor Center, 1672 Lawrence Street, Denver, Colorado, on Thursday, May 13, 2004, at 10:00 a.m.

      At the meeting, you will be asked to vote on proposals to elect three directors, approve the appointment of our accountants, and consider other business as may properly come before the meeting.

      Enclosed is a notice of the Annual Meeting, Proxy Statement and proxy card, along with a copy of our Annual Report for the 2003 fiscal year.

      We encourage you to read the enclosed Proxy Statement and vote promptly. If you attend the Annual Meeting, you may vote in person even if you previously voted by proxy. Thank you for your interest and support.

Sincerely,

STEVEN L. SCHEID
Chairman of the Board

PROXY STATEMENT
ITEM 1 -- ELECTION OF DIRECTORS
ITEM 2 -- APPROVAL OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
STOCK OWNERSHIP
EXECUTIVE OFFICERS OF THE COMPANY
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING
HOUSEHOLDING
APPENDIX A
APPENDIX B

JANUS CAPITAL GROUP INC.

151 Detroit Street
Denver, Colorado 80206

NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS

       The Annual Meeting of Shareholders of Janus Capital Group Inc. will be held at the Westin Tabor Center, 1672 Lawrence Street, Denver, Colorado, on Thursday, May 13, 2004, at 10:00 a.m., to:

1.	Elect three directors to the Board of Directors for a three-year term;

2.	Approve the appointment of Deloitte & Touche LLP as independent accountants; and

3.	Transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

      The record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting was the close of business on March 18, 2004. The accompanying Proxy Statement contains additional information regarding the matters to be acted on at the Annual Meeting.

By order of the Board of Directors

THOMAS A. EARLY
Senior Vice President, General Counsel,
Chief Corporate Affairs Officer and Secretary

Denver, Colorado

April 7, 2004

Please complete, sign, and return your proxy card in the enclosed envelope; or, if you hold your shares in street name (through a broker or nominee), you may also submit your voting instructions by telephone or the Internet as instructed by such broker or nominee.

JANUS CAPITAL GROUP INC.

151 Detroit Street
Denver, Colorado 80206

PROXY STATEMENT

       This Proxy Statement, which was first mailed to shareholders on or about April 7, 2004, is being sent to you in connection with the solicitation of proxies by the Board of Directors of Janus Capital Group Inc. for the Annual Meeting of Shareholders to be held on Thursday, May 13, 2004, at 10:00 a.m. In this Proxy Statement, we may refer to Janus Capital Group Inc. as the “Company,” “Janus,” “we” or “us.”

Voting Information

Record Date

      The record date for the Annual Meeting was March 18, 2004. You may vote all shares of the Company’s common stock that you owned as of the close of business on that date. On March 18, 2004, 239,575,185 shares of common stock were outstanding. Each share of common stock is entitled to one vote on each matter to be voted on at the Annual Meeting.

Votes Required to Conduct Business at the Annual Meeting

      We need a majority of the shares of common stock outstanding on March 18, 2004, present, in person or by proxy, to conduct business at the Annual Meeting.

Votes Required to Elect Directors and to Adopt Other Proposals

      The three nominees for director receiving a plurality (that is, the greatest number) of votes at the Annual Meeting will be elected as directors.

      The affirmative vote of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote is required for the approval of the appointment of Deloitte & Touche LLP (“Deloitte & Touche”) as independent accountants of the Company for 2004.

How to Vote

      You may vote by proxy or in person at the Annual Meeting. You may vote by proxy even if you plan to attend the Annual Meeting.

      Voting by Proxy. If you hold your shares in your name as a holder of record, you can vote your shares by proxy by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you hold your shares through a securities broker or nominee (that is, in “street name”), you may vote your shares by proxy in the manner prescribed in the voting form provided to you by such broker or nominee. Many brokers and nominees permit proxy voting by telephone and the Internet.

      Voting at the Annual Meeting. Submitting your proxy prior to the Annual Meeting does not limit your right to vote in person at the Annual Meeting if you should later decide to do so. If you should wish to vote in person at the Annual Meeting, we will pass out written ballots for such purpose as requested; however, if you hold your shares in street name, you must obtain a legal proxy from your broker or nominee and bring it to the Annual Meeting to vote in person at the Annual Meeting.

Revoking Your Proxy

      You can revoke your proxy at any time before your shares are voted at the Annual Meeting by (1) delivering a written notice of revocation to Thomas A. Early, Senior Vice President, General Counsel, Chief Corporate Affairs Officer and Secretary, Janus Capital Group Inc., 151 Detroit Street, Denver,

Colorado 80206, (2) completing, signing, and submitting a new proxy card with a later date, or (3) voting in person at the Annual Meeting. Merely attending the Annual Meeting will not revoke your proxy.

Returning Your Proxy Without Indicating Your Vote

      If you return a signed proxy card without indicating your vote and do not revoke your proxy, your shares will be voted as follows: FOR the election of the nominees for director named below, FOR the approval of the appointment of Deloitte & Touche as independent accountants of the Company for 2004, and at the discretion of the person voting the proxy on any other matter properly brought before the Annual Meeting.

Withholding Your Vote or Voting to “Abstain”

      In the election of directors, you can withhold your vote for any or all of the nominees. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome. With regard to the other proposals, you can vote to abstain. If you vote to abstain, your shares will be counted as present at the meeting for purposes of that proposal and your vote will have the effect of a vote against the proposal.

Street Name Shares May Be Voted Even If You Do Not Submit Your Proxy or Attend the Annual Meeting

      Many shareholders hold stock in street name through a broker-dealer or other nominee. Most broker-dealers are members of the National Association of Securities Dealers, which generally does not allow them to vote shares held in street name unless they are permitted to do so under the rules of a national securities exchange to which they belong. Under the rules of the New York Stock Exchange (“NYSE”), NYSE member brokers who do not receive instructions from beneficial owners are entitled to vote on the proposals presented in this Proxy Statement at their discretion. If you do not vote your shares held in street name and your broker does not vote them, those shares will have no effect on the outcome of any matter voted on at the Annual Meeting.

Other Matters to Be Decided at the Annual Meeting

      All of the matters we knew about as of April 7, 2004, to be brought before the Annual Meeting are described in this Proxy Statement. If any matters were to properly come before the Annual Meeting that are not specifically set forth on your proxy and in this Proxy Statement, the persons appointed by the Company to vote the proxies would vote on such matters at their discretion.

Postponement or Adjournment of the Annual Meeting

      If the Annual Meeting were to be postponed or adjourned, your proxy would still be valid and may be voted at the postponed or adjourned meeting in the manner described in this Proxy Statement. You would still be able to revoke your proxy until it was voted.

Special Instructions Apply for Employee Plan Shares

      Participants in the Employee Stock Ownership Plans (“ESOPs”) of the Company, Kansas City Southern (“KCS”) and DST Systems, Inc. (“DST”) are each provided a separate voting instruction card (accompanying this Proxy Statement) to instruct the trustee of these ESOPs how to vote the shares of Company common stock held on behalf of the participant. The trustee of each ESOP must receive your voting instructions for the common stock allocated to your ESOP account before May 11, 2004. If the trustee does not receive your voting instructions before that date, it will vote those shares as well as any shares held by the respective ESOP that are not allocated to participant accounts, subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, in the same proportion as the votes that it receives for the allocated shares held by the respective ESOP.

      On March 18, 2004, there were 1,890,628 outstanding Company shares in the Janus 401(k), Profit Sharing and Employee Stock Ownership Plan (“Company ESOP”); 1,218,248 outstanding Company shares in the KCS ESOP; and 2,256,300 outstanding Company shares in the DST ESOP.

Cost of Proxy Solicitation

      The Company will pay the expenses of the preparation of the proxy materials and the solicitation by the Board of Directors of your proxy. Our directors, officers and employees, who will receive no additional compensation for soliciting, and Georgeson Shareholder Communications Inc. may solicit your proxy by telephone or other means. The Company will pay Georgeson Shareholder Communications Inc. a fee of $12,000 plus expenses and will reimburse brokers for costs they incur in mailing proxy materials.

ITEM 1 — ELECTION OF DIRECTORS

      Our Board of Directors currently has 10 directors, divided into three classes. Members of each class serve for a three-year term. Shareholders elect one class of directors at each annual meeting.

      The Board has nominated Messrs. G. Andrew Cox and James P. Craig, III and Ms. Deborah R. Gatzek for election as directors of the Company for a term ending at the 2007 Annual Meeting. Messrs. Cox and Craig and Ms. Gatzek are current directors of the Company. Each nominee has indicated to the Company that they would serve if elected. We do not anticipate that any of Messrs. Cox or Craig or Ms. Gatzek would be unable to stand for election, but if that were to happen, your proxy would be voted for another nominee or substitute director proposed by the Board.

Information About Nominees and Other Directors

Nominees for Election to the Board of Directors for a Three-Year Term Expiring in 2007

      G. Andrew Cox, age 60, has been a director of the Company since October 2002. He has served as adjunct professor at the Daniels College of Business, University of Denver since 1995. He served as Vice President of Investments and Portfolio Manager at Founders Family of Mutual Funds from 1977 to 1988, and as portfolio and security analyst for Berger Associates from 1972 to 1976. Mr. Cox also served as a director of Montgomery Partners and as a trustee of The Montgomery Funds, The Montgomery Funds II, and The Montgomery Funds III from 1989 until 2004.

      James P. Craig, III, age 47, has been a director of the Company since October 2002. He is a principal of Opportunity Capital, a management company serving a charitable trust foundation. He served as Vice Chairman and Chief Investment Officer of Janus Capital Corporation (“JCC”) (previously a subsidiary of the Company) from 1995 through September 2000, and as Portfolio Manager from 1986 through 2000, and as an analyst from 1983 through 1986.

      Deborah R. Gatzek, age 55, has been a director of the Company since March 2004. She served as Chief Counsel, ING Americas, Mutual Fund Practice Group and Broker Dealer Practice Group from 2001 to 2003. She was a partner in Stradley, Ronan, Stevens & Young, a law firm, from 2000 to 2001 and she served as Senior Vice-President and General Counsel of Franklin Resources, Inc. from 1983 through 1999. The appointment of Ms. Gatzek to the Board was recommended by the Company’s Chief Executive Officer.

      The Board of Directors recommends a vote FOR the election of each of the nominees.

Directors Continuing in Office — Terms Expiring in 2005

      Paul F. Balser, age 62, has been a director of the Company since June 2000. He has been a partner of Ironwood Partners, LLC of New York, New York, since December 2000, a partner of Ironwood Manufacturing Fund LP of New York, New York since July 2003, and a partner of Generation Partners, L.P. of Greenwich, Connecticut, since August 1995. All are investment firms specializing in privately negotiated equity transactions. He was a partner of Centre Partners, L.P., New York, New York, from September 1986 through July 1995, which also specialized in privately negotiated equity and venture capital investments.

Mr. Balser is also a director of Tweedy, Browne Funds Inc., New York, New York, as well as a number of private companies. Mr. Balser was a director of Carbide/ Graphite Group, Inc., Pittsburgh, Pennsylvania, from 1988 until 2002; KCS from 1990 until 2000; DST Systems, Inc. from 1982 until 1990; and Scientific Games, Inc. from 1991 through 1999.

      Robert Skidelsky, age 65, has been a director of the Company since January 2001. Lord Skidelsky has been the Chairman of The Social Market Foundation, London, England, since 1992. He has also served as Chair of Political Economy at Warwick University, Coventry, England, since 1990. Lord Skidelsky is a fellow of the British Academy and an honorary fellow of Jesus College, Oxford University, Oxford, England. Lord Skidelsky was named to the United Kingdom Parliament’s House of Lords in 1991, and from 1998 to 1999 served as Principal Opposition Spokesman on Treasury Affairs, House of Lords.

      Mark B. Whiston, age 42, has been a director and Vice Chairman of the Company since October 2002 and has served as Chief Executive Officer of the Company since January 1, 2003, and as President of the Company from January 1, 2003, to August 15, 2003. He has also served as Chief Executive Officer of Janus Capital Management LLC (“JCM”) (a subsidiary of the Company) since August 2002 and he previously served as President of JCM from August 2002 to July 2003, President of Retail and Institutional Services for JCM (and JCC prior to the formation of JCM) from November 2000 to September 2002, Vice President and Chief Marketing Officer for JCC from July 1995 until November 2000, Vice President of Institutional Sales for JCC from December 1992 through June 1995, and as Vice President for JCC from October 1991 to December 1992.

Directors Continuing in Office — Terms Expiring in 2006

      Michael D. Bills, age 46, has been a director of the Company since March 2004. He has served as the President of Bluestem Asset Management, LLC since he founded the company in 2003. From 2001 to 2003, he served as the Chief Investment Officer for the University of Virginia Investment Management Company. Since 2000 and from 1992 to 1995, he has been a Visiting Scholar at the University of Virginia, McIntire School of Commerce. He has also served as Senior Managing Director of Tiger Management, LLC, a global money management firm, from 1986 to 1991 and from 1995 to 1999. He currently serves on the boards of directors of Integraph Corporation and Telephone and Data Systems. The appointment of Mr. Bills to the Board was recommended by a shareholder of the Company.

      Robert N. Burt, age 66, has been a director of the Company since March 2003. He served as the Chairman and Chief Executive officer of FMC Corporation from November 1991 until retiring in 2001. Mr. Burt also served as the President of FMC Corporation from March 1990 through October 1993, Executive Vice President from September of 1988 through March 1990, and general manager of FMC Corporation’s Defense Systems Group from 1983 to September 1988. Mr. Burt is also a director of Pfizer Inc. and Phelps Dodge Corporation.

      Landon H. Rowland, age 66, has been a director of the Company since June 2000, and served as Chairman of the Board from June 2000 until January 2004. He served as President and Chief Executive Officer of the Company from June 2000 until December 2002. Mr. Rowland is a director of KCS and was Chairman of the Board of KCS from May 1997 to December 2000, President of KCS from July 1983 to July 2000 and Chief Executive Officer of KCS from January 1987 to July 2000.

      Steven L. Scheid, age 50, has been Chairman of the Board of the Company since January 2004, and a director of the Company since December 2002. He was Vice Chairman of The Charles Schwab Corporation and President of the Schwab Retail Group from 2000 to 2002. He also served as the Chief Financial Officer of The Charles Schwab Corporation from 1996 through 1999 and was Chief Executive Officer of Charles Schwab Investment Management from 1998 to 2000. From 2001 to 2002, Mr. Scheid served as the Federal Reserve Bank of San Francisco’s representative on the Federal Advisory Council in Washington, DC, which advises the Federal Reserve System on economic, banking and regulatory issues. Mr. Scheid is also a director of The PMI Group, Inc. and Auto Desk, Inc.

Board of Directors Independence Determination

      The Board of Directors has established criteria for determining whether a director is independent from management. These criteria, which are included in the governance guidelines and set forth in Appendix A to this Proxy Statement, incorporate the director independence criteria included in the NYSE listing standards as well as additional, more restrictive criteria established by the Board. Based on questionnaires completed by each director, the Board has reviewed all relationships between each director and any member of his or her immediate family and the Company. Based on this review and the definition of independence in the governance guidelines, the Board has determined that other than Messrs. Whiston, Craig, and Rowland, all current directors are independent. In addition, all members of the Audit, Compensation, and Nominating and Corporate Governance Committees are independent. In accordance with NYSE listing standards and the governance guidelines, all Audit Committee members meet additional, more restrictive independence criteria applicable to audit committee members.

Board of Directors Meetings and Committees

      The Board of Directors met 18 times during the 2003 fiscal year. Each incumbent director attended at least 75 percent of the aggregate of (i) the total number of meetings in 2003 of the Board of Directors (held during the period that he or she was a director), and (ii) the total number of meetings in 2003 of all committees of the Board on which he or she served (held during the period that he or she was a director).

      The Board’s current standing committees include the following:

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee was formed in 2003 and consists of four directors appointed by the Board to serve one-year terms. The Committee assists the Board of Directors in promoting the best interests of the Company and its shareholders through the implementation of sound corporate governance principles and practices. The functions performed by the Committee include (i) identifying individuals qualified to become Board members and recommending to the Board the director nominees for the next annual meeting of shareholders; (ii) reviewing the qualifications and independence of the members of the Board and various committees on a regular periodic basis; (iii) recommending to the Board corporate governance guidelines and reviewing such guidelines on a regular basis to confirm that such guidelines and the Committee’s charter remain consistent with sound corporate governance practices and with any legal, regulatory or NYSE requirements; and (iv) leading the Board in its annual review of the Board’s performance. The Committee operates pursuant to a written charter which was adopted by the Board of Directors and is posted on the Company’s website (http://ir.janus.com/governance.cfm). The members of the Nominating and Corporate Governance Committee are Paul F. Balser, Robert N. Burt, G. Andrew Cox, and Robert Skidelsky, each of whom is independent under the standards established by the Board and the NYSE. The Nominating and Corporate Governance Committee met six times during the 2003 fiscal year.

The Nominating and Corporate Governance Committee will consider director nominees recommended by shareholders under the same procedure used for considering nominees recommended by management or other directors. A shareholder who desires to recommend a director-nominee should send a written statement to the General Counsel, Janus Capital Group Inc., 151 Detroit Street, Denver, Colorado 80206, by the 15th of January immediately preceding the annual meeting. The written notice should contain (i) proof of shareholder status of the person making the recommendation and a statement regarding the length of time that such person has been a shareholder; (ii) biographical information regarding the nominee of the type required by Regulation 14A under the Securities Exchange Act of 1934, as amended; and (iii) a statement explaining the shareholder’s basis for recommending the individual for the Committee’s consideration. The Committee does not have a formal process for identifying and evaluating director nominees nor are there specific required criteria or characteristics to be met by a nominee. The Committee considers and evaluates the individual background and qualifications of each nominee and the extent to which such background and qualifications might benefit the Company based on the size and composition of the Board at the time.

Audit Committee. The Audit Committee consists of four directors appointed by the Board and operates pursuant to a written charter adopted by the Board which is attached as Appendix B to this Proxy Statement. The Committee assists the Board in monitoring (i) the integrity of the financial statements of the Company; (ii) the independent auditor’s qualifications and independence; (iii) the performance of the Company’s internal audit function and independent auditors; (iv) the compliance by the Company with legal and regulatory requirements; and (v) the Company’s system of disclosure controls and system of internal controls over financial reporting. The Committee has the authority to select and retain (subject to the approval of the Company’s shareholders), and terminate when appropriate the Company’s independent auditor. The Audit Committee is also responsible for setting the independent auditor’s compensation and overseeing the work of the independent auditor. It also pre-approves all audit services and all permitted non-audited services to be provided by the independent auditor. The Committee also oversees the resolution of disagreements between management and the independent auditors in the event that they arise. The members of the Audit Committee are Robert N. Burt, Deborah R. Gatzek, Steven L. Scheid, and Robert Skidelsky, each of whom is independent under the standards established by the Board, the NYSE and the Securities and Exchange Commission (“SEC”). The Board of Directors has determined that each member of the Audit Committee meets the experience requirements of the NYSE and that Robert N. Burt and Steven L. Scheid each qualify as “audit committee financial experts” under applicable SEC regulations. No member of the Audit Committee serves on the audit committee of more than two public companies. The Audit Committee met 13 times during the 2003 fiscal year.

Compensation Committee. The Compensation Committee consists of four directors appointed by the Board to serve one-year terms. The Compensation Committee is appointed to discharge the Board’s responsibility relating to the determination of compensation of the Company’s independent directors and certain executive officers and the review and approval of the compensation policy recommended by management with respect to all other employees. The Compensation Committee has the power to (i) authorize and determine all compensation for the officers and supervisory employees of the Company; (ii) administer the incentive compensation plans of the Company in accordance with the powers and authority granted in such plans; (iii) determine any incentive allowances to be made to officers and staff of the Company; and (iv) administer all stock option plans, stock purchase plans and other equity, compensation and certain benefit plans of the Company. The members of the Compensation Committee are Paul F. Balser, Michael D. Bills, G. Andrew Cox and Steven L. Scheid, each of whom is independent under the standards established by the Board and the NYSE. The Compensation Committee met 16 times during the 2003 fiscal year.

Corporate Governance

Governance Guidelines and Policies

      Consistent with the Board of Directors’ commitment to observing good corporate governance practices, the Board has implemented policies and procedures intended to go beyond the requirements of the recent SEC and NYSE rules. As part of the process, the Board has revised and formalized the Company’s principles of corporate governance in the form of governance guidelines, reviewed and revised (where appropriate) the charters of the standing committees of the Board and adopted a number of new policies and practices. The Company’s Corporate Governance Guidelines are posted on the Company’s website (http://ir.janus.com/governance.cfm). The specific policies and guidelines that have been adopted and other actions taken include the following:

•	The Board has appointed an independent Chairman.

•	Seventy percent of the members of the Board are independent and all members of the Audit, Nominating and Corporate Governance, and Compensation Committees are independent.

•	The Board is required to undertake an annual self-evaluation.

•	No Director may serve for more than five terms of three years each.

•	Directors are required to submit a letter of resignation at the first meeting following attainment of age 72.

•	No Director may serve on the Board of more than four public companies other than the Company.

•	Each Director is required to acquire and maintain shares of Company common stock with a value (based on the value of the shares at the time of acquisition) equal to five times the annual retainer paid to Directors for their service on the Board.

•	At least once every three years, a committee of independent Directors will evaluate the Company’s shareholder rights plan.

•	Options issued by the Company may not be re-priced without approval of the Company’s shareholders.

Executive Sessions of the Board of Directors

      The Board of Directors has determined that the members of the Board who are neither officers nor employees of the Company shall convene periodic executive sessions without participation by management directors, at least one per year of which consists only of directors who are independent under the standards established by the Board and the NYSE. The purpose of these sessions is to promote open discussion among non-employee/ non-officer directors and provide an opportunity for the directors to address concerns about the Company, as well as the performance of the Board itself. These meetings are chaired by the non-executive Chairman of the Board or, on occasion, by the chairman of the Board committee that has authority with respect to the topic being covered. During 2003, the Board met in executive session six times.

Director Attendance at Annual Meeting of Shareholders

      The policy of the Board of Directors is to encourage directors to attend the Annual Meeting of Shareholders. Eight of the nine then incumbent directors attended the Company’s 2003 Annual Meeting of Shareholders.

Shareholder Communication with the Board of Directors

      Shareholders desiring to communicate with the Board of Directors, or any of the members thereof including the non-executive Chairman of the Board, shall direct their communications to the attention of the General Counsel, Janus Capital Group Inc., 151 Detroit Street, Denver, Colorado 80206. All communications received, other than commercial solicitations or communications that are frivolous or deemed to be not relevant to corporate matters, are forwarded to the Board or to the relevant member thereof.

Director Compensation

      Members of the Board of Directors who receive compensation as officers or employees of the Company do not receive any compensation for serving on the Board. Members of the Board of Directors who do not receive compensation as officers or employees of the Company receive an annual retainer of $50,000, plus a fee of $2,000 for each meeting of the Board of Directors attended ($1,000 for telephonic participants) and a fee of $1,500 for attendance at any committee meeting ($750 for telephonic participants). The Chairman of the Board receives an additional retainer of $250,000 (payable in equal quarterly installments) and a chairman of a committee receives an additional annual retainer of $15,000. In addition, all members of the Board of Directors are reimbursed for reasonable travel expenses in connection with attending Board of Directors and committee meetings. Directors also receive a stock grant, valued at approximately $100,000 on an annual basis immediately following each annual meeting of shareholders as well as a one-time stock grant valued at approximately $200,000 upon joining the Board. The non-executive Chairman of the Board also received a one-time grant of stock options valued at approximately $300,000. The annual stock grant vests immediately and the one-time stock grants vests ratably over a three-year period. The one-time grant of stock options to the non-executive Chairman of the Board also vests ratably over a three-year period.

ITEM 2 —	APPROVAL OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Audit Committee has appointed Deloitte & Touche as independent accountants for the 2004 fiscal year. The Board is proposing that the appointment of Deloitte & Touche be approved by the shareholders of the Company, consistent with the Audit Committee’s charter. Deloitte & Touche will audit our consolidated financial statements for the 2004 fiscal year and perform other services. If the appointment is not approved by the shareholders of the Company, the Audit Committee will take that into account in determining whether to retain Deloitte & Touche as independent accountants.

      Change in Company’s Certifying Accountant. Effective October 7, 2002, the Company appointed Deloitte & Touche as independent accountant to audit the Company’s financial statements for the year ended December 31, 2002, replacing PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the Company’s independent accountant. The change of independent accountants, which was recommended by the Company’s Audit Committee and approved by the Board of Directors, was based on a decision to have the Company’s financial statements audited by a different firm of independent accountants than that which audited the funds managed by the Company. Prior to the change, PricewaterhouseCoopers served as the independent accountant for the Company and each of the funds managed by the Company. The Board of Directors elected to separate these responsibilities by selecting Deloitte & Touche as the Company’s independent accountant. PricewaterhouseCoopers continues to serve as the independent accountant for each of the funds managed by the Company. PricewaterhouseCoopers reported on the Company’s consolidated financial statements as of and for the years ended December 31, 2001 and 2000, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, and Deloitte & Touche reported on the Company’s consolidated financial statements as of and for the years ended December 31, 2003, 2002, and 2001 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

      The reports of PricewaterhouseCoopers on the Company’s consolidated financial statements as of and for the years ended December 31, 2001 and 2000 (included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002), did not contain any adverse opinion or disclaimer of opinion, and neither report was qualified or modified as to uncertainty, audit scope, or accounting principle. In connection with its audits for fiscal years 2001 and 2000 and through October 7, 2002, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused PricewaterhouseCoopers to make reference thereto in their report on the Company’s financial statements for such years. During 2001 and 2000 and through October 7, 2002, there were no reportable events (as defined in Item 304(a)(1)(v) of the SEC’s Regulation S-K).

      During 2001 and 2000 and through October 7, 2002, the Company did not consult with Deloitte & Touche regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject of a disagreement or reportable event as defined in Item 304(a)(2) of the SEC’s Regulation S-K.

      Audit Fees. The aggregate fees for audit services billed by Deloitte & Touche for the 2003 and 2002 fiscal years were approximately $523,000 and $612,000, respectively. The audit services consisted of the audit of the Company’s consolidated financial statements in its Annual Report on Form 10-K, reviews of the consolidated financial statements included in its Quarterly Reports on Form 10-Q, and services that are normally provided in connection with statutory or regulatory filings. The aggregate fees for audit services billed by PricewaterhouseCoopers, which were in connection with their reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q for the 2002 fiscal year, prior to their dismissal, were approximately $70,000.

      Audit-Related Fees. The aggregate fees for audit-related services billed by Deloitte & Touche for the 2003 and 2002 fiscal years were approximately $78,000 and $145,000, respectively. The audit-related services consisted of financial accounting and reporting consultations, the audit of the Company’s benefit plans, and audit services not required by statute or regulation.

      Tax Fees. The aggregate fees for tax compliance and tax planning advice billed by Deloitte & Touche for the 2003 and 2002 fiscal years were approximately $690,000 and $2.0 million, respectively. One hundred percent of the tax fees for the 2003 fiscal year were attributable to tax compliance services and $423,000 of such fees in fiscal 2002 were attributable to tax compliance services. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred, to document, compute, and obtain government approval for amounts to be included in tax filings. Such services during 2003 and 2002 consisted of:

•	Federal, state and local income tax return assistance.

•	Sales and use, property and other tax return assistance.

•	Assistance with tax return filings in certain foreign jurisdictions.

•	Transfer pricing documentation.

•	Requests for technical advice from taxing authorities.

•	Assistance with tax audits and appeals.

•	Preparation of expatriate tax returns.

The Company did not retain Deloitte & Touche for tax planning and advice services for the 2003 fiscal year. Fees for tax planning and advice services for the 2002 fiscal year were approximately $1.6 million and consisted of advice with respect to various transactions.

      All Other Fees. No fees were billed by Deloitte & Touche for the 2003 and 2002 fiscal years other than audit fees, audit-related fees, and tax fees.

      Audit Committee Pre-Approval Policies and Procedures. All services performed by Deloitte & Touche subsequent to May of 2003 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its May 7, 2003 meeting, as amended at its November 10, 2003 meeting. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the Company’s independent accountant may perform. The policy requires that a description of the services expected to be performed by the Company’s independent accountant in each of the Disclosure Categories be presented to the Audit Committee for approval, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

      In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally approves a narrow range of fees associated with each proposed service. Providing a range of fees for a service incorporates appropriate oversight and control of the independent accountant relationship, while permitting the Company to receive immediate assistance from the independent auditor when time is of the essence.

      At each meeting, the Audit Committee reviews the status of services and fees incurred year-to-date against the original pre-approved services and the forecast of remaining services and fees for the fiscal year.

      Attendance at Annual Meeting. A representative of Deloitte & Touche is expected to be present at the Annual Meeting with the opportunity to make a statement and to answer your questions.

      The Board of Directors recommends a vote FOR approval of the appointment of Deloitte & Touche.

STOCK OWNERSHIP

Stock Ownership of Certain Beneficial Owners and Management

      The table below sets forth information regarding beneficial ownership of our outstanding common stock as of March 18, 2004, by (i) beneficial owners of more than 5% of our outstanding common stock that have publicly disclosed their ownership; (ii) each named executive officer and each member of our Board of Directors; and (iii) all of our officers and directors as a group. The Company has no knowledge of any arrangement that would at a subsequent date result in a change in control of the Company.

	Shares of Common Stock
	Beneficially Owned(1)

Name	Number		Percentage

Ariel Capital Management, Inc.	26,817,509	(2)	11.19%
Highfields Capital Management LP and certain affiliates	16,931,087	(3)	7.07%
FMR Corp.	13,010,268	(4)	5.43%
Paul F. Balser	179,636		*
Director
Michael D. Bills	11,581		*
Director
Robert N. Burt	34,556		*
Director
G. Andrew Cox	22,896		*
Director
James P. Craig, III	24,576		*
Director
Deborah R. Gatzek	11,581
Director
R. Timothy Hudner	240,251	(5)	*
Senior Vice President of Operations and Technology
Girard C. Miller	0		*
Executive Vice President, Chief Operating Officer
Landon H. Rowland	3,945,052	(5)(6)	1.65%
Director
Steven L. Scheid	22,168		*
Chairman of the Board of Directors
Robert Skidelsky	27,859		*
Director
Lars O. Soderberg	82,410	(5)	*
Executive Vice President, Managing Director of Institutional Services
Loren M. Starr	233,501	(5)	*
Senior Vice President, Chief Financial Officer
Mark B. Whiston	572,076	(5)	*
Vice Chairman of the Board of Directors, Chief Executive Officer
All Directors and Executive Officers as a Group (19 Persons)	6,026,851		2.52%

*	Less than 1% of the outstanding shares.

(1)	Ownership is based on the number of shares outstanding as of March 18, 2004, plus any shares that may be acquired upon the exercise of options or other convertible securities that are exercisable on March 18, 2004, or will become exercisable within 60 days of that date. Except as noted, the holders have sole voting and dispositive power over the shares.

(2)	Based upon information in its Amendment No. 1 to Schedule 13G filed February 13, 2004. The address of Ariel Capital Management, Inc. is 307 N. Michigan Avenue, Suite 500, Chicago, Illinois 60601.

(3)	Based upon information in its Amendment No. 8 to Schedule 13D/A filed August 12, 2003. The address of Highfields Capital Management LP is 200 Clarendon Street, Boston Massachusetts 02117.

(4)	Based upon information in its initial Schedule 13G filed February 17, 2004. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(5)	Under applicable law, shares that are held indirectly may also be considered beneficially owned. Such shares included in the amounts shown above are as follows: Mr. Hudner owns 4,028 shares held in the Company ESOP; Mr. Rowland owns 131,789 held in the Company ESOP and 836,145 shares held in a revocable trust of which he is trustee; Mr. Soderberg owns 4,027 shares held in the Company ESOP; Mr. Starr owns 737 shares held in the Company ESOP; Mr. Whiston owns 40,370 shares held in the Company ESOP; and all named executive officers and directors as a group own indirectly approximately 1,331,580 shares.

(6)	Directors and executive officers may also be deemed to own beneficially shares held in other capacities as follows: Mr. Rowland, 1,120,499 shares held by his wife in a revocable trust of which she is trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s equity securities to file reports of holdings and transactions in the Company’s equity securities with the SEC and the NYSE generally within two business days of a reportable transaction. As a practical matter, the Company seeks to assist its directors and executives by monitoring transactions and completing and filing reports on their behalf. Based solely on its review of Section 16 reports prepared by or furnished to the Company, we believe that all Section 16(a) SEC filing requirements applicable to our directors and executive officers for fiscal 2003 were timely met, except for the following late Form 4 filings: (i) former director Helen Y. Hayes who reported two transactions late; (ii) Robin C. Beery who reported one transaction late; (iii) Thomas A. Early who reported one transaction late; (iv) Gregory A. Frost who reported one transaction late; (v) R. Timothy Hudner who reported one transaction late; (vi) Matthew R. Luoma who reported one transaction late; (vii) Lars O. Soderberg who reported one transaction late; (viii) Loren M. Starr who reported one transaction late; and (ix) Mark B. Whiston who reported two transactions late. In addition, Steven L. Scheid reported one transaction late in the first quarter of 2004. The foregoing transactions were reported late as a result of either an administrative error, a misapplication of recent changes to Section 16 filing requirements, a change in legal interpretation of an amendment to an employment agreement, and in one case, a failure to learn of a grant until after the two-day period for filing had passed. Each of the foregoing transactions was a non-discretionary, non-market transaction.

EXECUTIVE OFFICERS OF THE COMPANY

      The following is a list of individuals serving as executive officers of the Company as of the date of this Proxy Statement (except for Mr. Black whose employment is anticipated to commence in late April 2004). All executive officers are elected annually and serve at the discretion of the Company’s Board of Directors.

Name	Age	Position

Mark B. Whiston	42	Chief Executive Officer, Vice Chairman
Gary D. Black	43	President and Chief Investment Officer
Girard C. Miller	53	Executive Vice President, Chief Operating Officer
Loren M. Starr	42	Senior Vice President, Chief Financial Officer
Thomas A. Early	49	Senior Vice President, General Counsel, Chief Corporate Affairs Officer, and Secretary
R. Timothy Hudner	44	Senior Vice President of Operations and Technology
Robin C. Beery	36	Senior Vice President, Chief Marketing Officer
Lars O. Soderberg	44	Executive Vice President, Managing Director of Institutional Services
Stephen H. Belgrad	41	Vice President and Treasurer
Gregory A. Frost	33	Vice President and Controller
Matthew R. Luoma	47	Vice President of Taxation

      Mark B. Whiston’s biographical information is included under “Item 1 — Election of Directors,” above.

      Gary D. Black will serve as Chief Investment Officer and President of the Company commencing in late April 2004. From 2001 until March 2004, he worked for Goldman Sachs Asset Management, most recently as Chief Investment Officer. From 1992 to 2001, he worked for Alliance Bernstein serving as a Senior Research Analyst and later as Executive Vice President and Head, Institutional Sales.

      Girard C. Miller has served as Chief Operating Officer and Executive Vice President of the Company since August 15, 2003. He has also served as Chief Operating Officer and Executive Vice President of JCM since June 30, 2003. He previously served as President and Chief Executive Officer of the ICMA Retirement Corporation from 1993 to June 30, 2003.

      Loren M. Starr has served as Chief Financial Officer of the Company since January 1, 2003, and Senior Vice President of the Company since August 15, 2003. He served as Vice President of the Company from January 1, 2003, to August 15, 2003. He has served as Chief Financial Officer of JCM (and JCC prior to the formation of JCM) since September 2001. From February 1998 to September 2001 he worked for Putnam Investments, most recently as its Head of Corporate Finance.

      Thomas A. Early has served as Senior Vice President since August 15, 2003, and General Counsel, Chief Corporate Affairs Officer, and Secretary of the Company since January 1, 2003. He served as Vice President of the Company from January 1, 2003, to August 15, 2003. He has served as Vice President and General Counsel of JCM (and JCC prior to the formation of JCM) since February 1998. As previously disclosed, Mr. Early will retire from the Company in mid-May 2004.

      R. Timothy Hudner has served as Senior Vice President of Operations and Technology since August 15, 2003. He has served as Chief Operations Officer and Vice President of the Company from January 1, 2003, to August 15, 2003. He has served as Chief Operations Officer of JCM since December 2002. He previously served as Chief Technology Officer of JCM (and JCC prior to the formation of JCM) from June 1999 to August 2002 and as Vice President of Information Systems from January 1996 to June 1999.

      Robin C. Beery has served as Senior Vice President since August 15, 2003, and Chief Marketing Officer of the Company since January 1, 2003. She has served as Vice President of the Company from January 1,

2003, to August 15, 2003. She has served as Chief Marketing Officer and Vice President of JCM since April 2002. She previously served as Vice President and Director of Marketing and Communications for JCC from August 2001 to April 2002, Vice President of Retail Marketing for JCC from January 1999 to August 2001, and Assistant Vice President of Retail Marketing from September 1998 to January 1999.

      Lars O. Soderberg has served as Executive Vice President, and Managing Director of Institutional Services for the Company since August 15, 2003. He served as Executive Vice President, Institutional Services for the Company from August 2002 to August 15, 2003, and for JCM since August 2002. He previously served as Vice President of Institutional Services and Director of Defined Contributions Services for JCM (and JCC prior to the formation of JCM) from August 1995 through August 2002.

      Stephen H. Belgrad has served as Vice President and Treasurer for the Company since January 30, 2004. He served as Vice President of Finance and Strategy for JCM since May 2003. He previously served as Executive Director, Financial Institutions Group, at Morgan Stanley & Co. from 1998 to May 2003.

      Gregory A. Frost has served as Vice President and Controller for the Company since January 1, 2003, and for JCM (and JCC prior to the formation of JCM) since January 2002. He previously served as Controller and Assistant Treasurer for JCC from December 1997 to December 2001.

      Matthew R. Luoma has served as Vice President of Taxation since January 30, 2004. He served as Vice President and Treasurer for the Company from January 1, 2003, to January 30, 2004 and for JCM since August 2002. He was Vice President of Tax and Accounting for JCM (and JCC prior to the formation of JCM) from November 1996 to August 2002.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table contains information about the compensation that the Company paid to the individuals who served as its Chief Executive Officer and the four other most highly compensated executive officers of the Company (the “named executive officers”) during 2003 for services rendered to the Company. On January 1, 2003, JCC was merged into the Company. Each of the named executive officers became executive officers of the Company on or after this merger was completed.

							Long-Term
							Compensation
							Awards

		Annual Compensation					Number of
							Securities
						Other Annual	Underlying	All Other
Name and Principal Occupation	Year	Salary		Bonus		Compensation	Options	Compensation

Mark B. Whiston	2003	$600,000		$3,390,250	(1)	$0	32,255	$21,440	(4)
Chief Executive Officer, Vice Chairman
Girard C. Miller	2003	$250,000	(2)	$1,300,000	(3)	$0	61,198	$20,627	(4)
Executive Vice President, Chief Operating Officer
Loren M. Starr	2003	$425,000		$680,000	(3)	$0	9,149	$20,840	(4)
Senior Vice President, Chief Financial Officer
R. Timothy Hudner	2003	$350,000		$917,000		$0	43,859	$20,595	(4)
Senior Vice President of Operations and Technology
Lars O. Soderberg	2003	$150,000		$1,792,518	(5)	$0	7,083	$21,440	(4)
Executive Vice President, Managing Director of Institutional Services

(1)	Paid in shares of Company stock, net of appropriate tax withholding.

(2)	Mr. Miller’s employment with the Company commenced on June 30, 2003.

(3)	After-tax proceeds to be invested in Janus-sponsored mutual funds, subject to a 2-year holding period.

(4)	All other compensation is comprised of (i) a contribution to his account under the Company ESOP of $8,000; (ii) a contribution to his account under the Company 401(k) Plan of $6,000; (iii) a contribution to his account under the Company’s profit sharing plan of $6,000; and (iv) premiums on group term life insurance of $1,440 for Mr. Whiston, $627 for Mr. Miller, $840 for Mr. Starr, $595 for Mr. Hudner, and $1,440 for Mr. Soderberg.

(5)	Commission payments.

      There may be Company employees whose compensation exceeds that of the named executive officers. If this is the case, such persons are not named in the table because they are not executive officers of the Company.

Option Grants in Last Fiscal Year

      The table below describes stock options granted to the named executive officers during the 2003 fiscal year.

	Number of		% of Total
	Securities		Options
	Underlying		Granted to	Exercise or
	Options		Employees in	Base Price	Expiration	Grant Date
Name	Granted		Fiscal Year	Per Share	Date	Present Value(1)

R. Timothy Hudner	43,859	(2)	1.23%	$14.37	5/7/2013	$296,925.43
Girard C. Miller	61,198	(2)	1.71%	$17.40	7/6/2013	$424,714.12
Lars O. Soderberg	7,083	(2)	0.20%	$14.37	5/7/2013	$47,951.91
Loren M. Starr	9,149	(2)	0.26%	$14.37	5/7/2013	$61,938.73
Mark B. Whiston	32,255	(2)	0.90%	$14.37	5/7/2013	$218,366.35

(1)	Valuation determined using the Black-Scholes option pricing model with the following assumptions: (i) market price per share of common stock equal to the per share exercise price of options; (ii) stock volatility of 40%; (iii) annualized risk-free interest rate of 2.62% for options expiring 5/7/13, and 1.76% for options expiring 7/6/13; (iv) expected life of eight years for options expiring 5/7/13, and six years for options expiring 7/6/13; and (v) annualized dividend yield of 0.28%.

(2)	Options granted under the Company’s Long Term Incentive Plan. The Company does not provide loans to executives in connection with the exercise of options.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table contains the number of shares of common stock underlying stock options held by each named executive officer as of December 31, 2003. No stock options were exercised in the 2003 fiscal year by any named executive officer.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Number of		Options at Fiscal Year End		at Fiscal Year End(1)
	Shares Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

R. Timothy Hudner	0	$0	1,641	50,422	$0	$88,595
Girard C. Miller	0	$0	0	61,198	$0	$0
Lars O. Soderberg	0	$0	21,077	10,587	$52,600	$14,308
Loren M. Starr	0	$0	1,641	15,712	$0	$18,481
Mark B. Whiston	0	$0	4,588	49,807	$0	$65,155

(1)	Calculated by multiplying the difference between the fair market value of the shares of common stock underlying the options as of December 31, 2003 ($16.39 per share), and the exercise price of the options by the number of shares of common stock underlying the options.

Employment/ Change of Control Arrangements with Executive Officers

      Each of the named executive officers is a party to an employment agreement and a change of control agreement with the Company. In addition, the Company has recently entered into an employment agreement with Gary D. Black who will serve as the Company’s President and Chief Investment Officer commencing in late April, 2004.

      Employment Agreements with Named Executive Officers. The Company’s employment agreements with each of the named executive officers have initial terms terminating on December 31, 2005 (December 31, 2006, in the case of Mr. Whiston’s employment agreement, as amended), subject to automatic renewal for additional one-year periods unless either party gives notice of non-renewal at least 90 days prior to the end of the term, provided that Mr. Whiston may elect to terminate his employment as of January 1, 2005. The employment agreements provide for annual base salaries to Messrs. Whiston, Miller, Starr, Soderberg, and Hudner of no less than $600,000, $500,000, $425,000, $150,000, and $350,000, respectively. The base salaries are reviewed by the Compensation Committee at least annually and may be increased but not decreased by the Compensation Committee or the Board. In addition, the employment agreements provide for the payment of annual bonuses, except in the case of Mr. Soderberg’s employment agreement, which provides for the payment of sales commissions. The amount of the bonuses depends on the Company’s operating income and performance-based and other specified quantitative and qualitative factors. The employment agreements also provide that the executive officers are entitled to participate in the Company’s long-term incentive compensation arrangements, all other incentive plans, practices, policies and programs, and in any of the Company’s welfare benefit plans.

      In the event that the Company terminates an executive officer’s employment agreement other than for cause (as defined in the agreements), death or disability (as defined in the agreements), or if the executive officer resigns for good reason (as defined in the agreements), the Company will pay to the executive officer an amount equal to the sum of (i) the executive officer’s annual base salary through the date of termination; (ii) any unpaid annual bonus with respect to the prior fiscal year; (iii) any accrued and unpaid vacation; (iv) a pro rata annual bonus for the portion of the year in which the date of termination occurs, based on the annual bonus for the prior year; and (v) an amount equal to three times the sum of (a) the executive officer’s annual base salary and (b) annual bonus for the prior year (or in the case of Mr. Whiston, the average of actual sales commissions and annual bonuses paid with respect to the 2001 through 2003 fiscal years, subject to certain deductions based on retention bonuses earned), provided that if the Company terminates Mr. Whiston’s employment other than for cause, death or disability, or if Mr. Whiston resigns for good reason, on or after January 1, 2006, the amount paid pursuant to this clause (v) shall be equal to two times the sum of (a) Mr. Whiston’s annual base salary and (b) the average of actual sales commissions and annual bonuses paid with respect to the two fiscal years prior to the date of termination, subject to certain deductions based on retention bonuses earned. Mr. Soderberg’s employment agreement provides for payments mirroring those provided for in the employment agreements with the other executive officers, aside from Mr. Whiston, with sales commissions substituted for annual bonuses. The Company will also continue to provide benefits under the Company’s welfare benefit plans to the executive officer and his or her spouse and dependents for a period of three years and any unvested incentive awards held by the executive officer as of the date of termination will vest and/or be paid in full and any stock options will remain exercisable for the remainder of their respective terms.

      Under the terms of the employment agreements, while employed by the Company and for a period of one year thereafter, the executive officer will not (i) interfere with any relationship between the Company, or any affiliate of the Company, and any of its employees, consultants, agents or representatives; (ii) employ or attempt to employ or engage in any competitive business (as defined in the employment agreements), any employee, consultant, agent or representative of the Company or any affiliate of the Company, or any such person who was so employed or engaged within the two-year period immediately preceding the executive officer’s termination; (iii) solicit any investment advisory or investment management client of the Company or any affiliate of the Company, to which the Company or any affiliate of the Company shall have rendered service during the one-year period immediately preceding the executive officer’s termination; or (iv) divert or attempt to divert from the Company or any affiliate of the Company any business in which the Company or any affiliate of the Company has been actively engaged. However, the foregoing restrictions do not apply if the executive officer’s employment with the Company is terminated (i) by the Company without cause; (ii) by the executive officer for good reason; or (iii) upon expiration of the employment period set forth in the agreement (except for expiration caused by the executive officer’s non-renewal of the agreement). Mr. Whiston’s employment agreement provides that the restrictions only apply for a period of six months if the expiration of the employment agreement was caused by the executive officer’s non-renewal of the agreement or a termination of the executive officer’s employment as a result of an optional termination (as defined in the agreements).

      In December of 2003, the Company and Mr. Whiston entered into an amendment of his employment agreement. Under the terms of the amendment, Mr. Whiston agreed to waive certain rights under his original employment agreement, extend the term of his employment agreement, and reduce in part and defer in part his 2003 bonus. The amendment also provided for the following deferred employment incentives: (i) for continued employment to December 31, 2004, a grant of 168,577 shares of Company stock with a value on the date of execution of the amendment of $2.5 million and a $1.5 million credit to an account in Mr. Whiston’s name under a deferred compensation plan; and (ii) for continued employment to June 30, 2005, a grant of 67,431 shares of Company stock with a value on the date of execution of the amendment of $1.0 million and a $500,000 credit to an account in Mr. Whiston’s name under the deferred compensation plan.

      In April of 2004, Mr. Soderberg agreed to take a 90-day leave of absence. During the leave, the Company will continue to evaluate his future role with the Company in light of the ongoing investigations of the mutual fund industry and related regulatory matters. During the leave, the Company has agreed to pay Mr. Soderberg his base salary and a portion of his variable income, which together total $85,000 per month.

      Change of Control Agreements with Named Executive Officers. The change of control agreements have three-year terms, which terms extend for one year upon each anniversary unless a notice not to extend is given by the Company. If a “change of control” (as defined in the agreements) occurs during the term of an agreement, then the agreements become operative for a fixed three-year period.

      The agreements provide generally that the executive officers’ terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change of control. If the Company terminates an executive officer’s employment (other than for cause, death or disability), if the executive officer resigns for “good reason” (as defined in the agreements) during such three-year period, the executive officer will be generally entitled to receive (i) the executive officer’s base salary through the date of termination; (ii) any bonus with respect to the prior fiscal year calculated pursuant to the executive officer’s then current employment agreement, or if none is in effect, then the target bonus (the “Current Bonus”); (iii) any accrued vacation; (iv) a pro rata portion of the executive officers’ current bonus for the year in which the date of termination occurs through the date of termination; (v) an amount equal to three times the sum of the executive officers’ annual base salary and target bonus (or in the case of Mr. Whiston, an amount equal to three times the sum of the executive officers’ annual base salary and the average of actual sales commission and annual bonuses paid with respect to the 2001 through 2003 fiscal years, subject to certain deductions based on retention bonuses earned, provided that if the Company terminates Mr. Whiston’s employment other than for cause, death or disability, or if Mr. Whiston resigns for good reason, on or after January 1, 2006, the amount paid pursuant to this clause; (vi) shall be equal to two times the sum of Mr. Whiston’s annual base salary and the average of actual sales commission and annual bonuses paid with respect to the two fiscal years prior to the date of termination, subject to certain deductions based on retention bonuses earned); and (vii) continued welfare benefits and perquisites for three years. In addition, any unvested cash and equity long-term incentive awards or other incentive awards granted to the executive officer will immediately vest and/or be paid and any stock options will remain exercisable for the remainder of their respective terms.

      Under the terms of the change of control agreements, the Company is responsible for paying all legal fees and expenses reasonably incurred by an executive officer in any dispute concerning the interpretation or enforcement of the agreement plus interest.

      Notwithstanding the foregoing, the agreements provide that the Company is not obligated to pay any portion of any amount or distribution in the nature of compensation to or for the benefit of an executive officer otherwise due and payable under the agreement if that portion would cause any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), to become due and payable by the executive officer.

      Employment Agreement with Gary D. Black. The Company entered into an employment agreement with Mr. Black on March 12, 2004, pursuant to which Mr. Black will serve as Chief Investment Officer and President of the Company. The employment agreement has an initial term of three years subject to automatic renewal for additional one-year periods unless either party gives notice of non-renewal at least 90 days prior to the end of the term. The employment agreement provides for an annual base salary of $500,000, which will be reviewed by the Compensation Committee at least annually and may be increased but not decreased. Under the terms of the employment agreement, upon the commencement of Mr. Black’s employment, the Company will make a one-time grant to Mr. Black of (i) restricted shares of Company common stock, valued at $4.7 million and vesting ratably over a three-year period, subject to satisfaction of certain performance criteria; (ii) an option to purchase shares of Company common stock, valued at $8.0 million, which will vest ratably over a three-year period; and (iii) a Management Incentive Mutual Fund Share award valued at $2.0 million to be invested in Company mutual funds and which will vest ratably over a three-year period (collectively, the “incentive awards”). The employment agreement also provides for the payment of (i) an annual bonus, which for calendar years 2004 and 2005 will be no less than $4.0 million, subject to satisfaction of certain performance targets; (ii) a long-term incentive award, which for calendar years 2004 and 2005 shall be valued at not less than $2.0 million, subject to satisfaction of certain performance targets; and (iii) the payment of a one-time fund performance incentive, payable in shares of Company-branded mutual funds, based on the performance of certain Company mutual funds and separate accounts. Mr. Black is also entitled to participate in all other incentive plans, practices, policies and programs, and in any of the Company’s welfare benefit plans.

      In the event that the Company terminates Mr. Black’s employment agreement other than for cause (as defined in the agreement), death or disability (as defined in the agreement), or if Mr. Black resigns for good reason (as defined in the agreement), the Company will pay to Mr. Black an amount equal to the sum of (i) Mr. Black’s annual base salary through the date of termination; (ii) any earned but unpaid annual bonus with respect to the prior fiscal year; and (iii) severance compensation in an amount equal to the amount of annual salary and bonus that would have been paid to Mr. Black if he had remained employed through the end of the initial three-year term of the employment agreement, or any renewals thereof, and if he had attained all applicable performance targets with respect to the bonus payments. In addition, all unvested cash and equity long-term incentive award and other incentive awards shall immediately vest and/or be paid in full as if he had attained all applicable performance targets. The Company will also continue to provide benefits under the Company’s welfare benefit plans to Mr. Black and his spouse and dependents through the end of the initial three-year term of the employment agreement, or any renewals thereof, and any unvested incentive awards held by the executive officer as of the date of termination will vest and/or be paid in full and any stock options will remain exercisable for the remainder of their respective terms as if Mr. Black had attained all applicable performance targets with respect to such awards.

      Mr. Black also has the right to terminate the employment agreement, under certain circumstances, if he is required to report to someone other than Mr. Whiston, in the role of Chief Executive Officer of the Company, or Mr. Scheid, in the role of either Chairman of the Board or Chief Executive Officer of the Company. If Mr. Black exercises this termination right, the Company will pay to Mr. Black an amount equal to the sum of (i) Mr. Black’s annual base salary through the date of termination; (ii) any earned but unpaid annual bonus with respect to the prior fiscal year; and (iii) severance compensation of $3.5 million. In addition, the Company will also continue to provide benefits under the Company’s welfare benefit plans to Mr. Black and his spouse and dependents for 12 months and Mr. Black will receive one year of accelerated vesting credit with respect to all incentive awards.

      Under the terms of the employment agreement, while employed by the Company and for a period of one year thereafter, Mr. Black will not (i) interfere with any relationship between the Company, or any affiliate of the Company, and any of its employees, consultants, agents or representatives; (ii) employ or attempt to employ or engage in any competitive business (as defined in the employment agreement), any employee, consultant, agent or representative of the Company or any affiliate of the Company, or any such person who was so employed or engaged within the six-month period immediately preceding Mr. Black’s termination; (iii) solicit any investment advisory or investment management client of the Company or any affiliate of the Company, to which the Company or any affiliate of the Company shall have rendered service during the six-month period immediately preceding Mr. Black’s termination; or (iv) divert or attempt to divert from the Company or any affiliate of the Company any business in which the Company or any affiliate of the Company has been actively engaged.

PERFORMANCE GRAPH

      The following graph illustrates the cumulative total shareholder return (rounded to the nearest whole dollar) of our common stock during the period beginning June 26, 2000 (the first date of trading of our common stock in conjunction with the spinoff of the Company from KCS) through December 31, 2003, and compares it to the cumulative total return on the Standard & Poor’s (“S&P”) 500 Index and the S&P Diversified Financials index. The comparison assumes a $100 investment on June 26, 2000, in our common stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. This table is not intended to forecast future performance of our common stock.

JANUS CAPITAL GROUP INC.

JUNE 26, 2000 — DECEMBER 31, 2003

	06/00	09/00	12/00	03/01	06/01	09/01	12/01	03/02	06/02	09/02	12/02	03/03	06/03	09/03	12/03

Janus Capital Group Inc. (JNS)	100	113	103	70	87	51	71	64	47	31	34	30	43	36	43
S&P 500/ Diversified Financials — SUBIND (SP637)(1)	100	120	116	100	110	87	100	101	87	68	77	74	92	99	107
S&P 500 Index (New) (SPX)(2)	100	99	91	80	84	72	79	79	68	56	60	58	67	68	76

(1)	The S&P 500/ Diversified Financials is an index prepared by Standard & Poor’s Corporation, an independent company.

(2)	The S&P 500 Index (New)(SPX) is an index prepared by Standard and Poor’s Corporation. The S&P 500 Index reflects the change in weighted average market for 500 companies whose shares are traded on the New York Stock Exchange, American Stock Exchange and in the over-the-counter market.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Introduction

      The Board of Directors believes that with respect to executive compensation, the interests of its shareholders should be completely aligned with its duties to the investors in its mutual funds. Accordingly, the Board has charged the Compensation Committee with the task of designing executive compensation programs that will attract and retain exceptionally qualified executives and provide substantial incentives for superior performance. To further align the independent directors’ compensation to shareholder value, the Board has used stock awards and options as a substantial part of director compensation.

      The Compensation Committee philosophy emphasizes executive contribution to long-term appreciation and closely links executive compensation with changes in and drivers of shareholder value. In designing and implementing compensation programs, the Compensation Committee is focused on providing executives with market-competitive base salaries, the opportunity to earn annual incentive compensation for the achievement of financial and business objectives, and the grant of awards with long-term vesting whose ultimate value is linked to shareholder value either directly or through participation in Janus funds.

      The Compensation Committee has used this compensation strategy broadly with executive officers and senior professionals who are especially important to Janus’ long-term success.

      The Compensation Committee utilizes the expertise and advice of one or more independent compensation consultants who provide market data and trends concerning compensation levels and practices of relevant comparators. Market information focuses on compensation in investment asset management companies, mutual fund and other financial services firms. The Compensation Committee believes this broad sampling of comparators provides the best representation of the labor market for Janus executives. Where appropriate, compensation market data is adjusted through regression analysis to estimate compensation levels at companies similar in size or other characteristics to Janus or its operating units.

Impact of Regulatory Events on 2003 Compensation Programs

      The Board of Directors and Compensation Committee have spent considerable time and focus to determine the most appropriate way to reflect regulatory events on 2003 compensation programs. The impact of the mutual fund investigation by industry regulators on the Company was not ignored in determining 2003 compensation.

      In setting compensation for 2003, the effectiveness of the senior executive team in meeting the Company’s stated goals and objectives and, in a difficult regulatory environment, improving investment returns, and completing the previously announced corporate restructuring were important factors. However, to clearly emphasize the seriousness with which Janus views its regulatory challenges, executive annual incentives in most cases were substantially reduced versus the level implied by results against 2003 predetermined objectives. In addition, for most senior executives, the bulk of bonuses net of taxes have been invested in Janus-sponsored mutual funds or Janus stock subject to a two-year holding period.

Compensation Program Components for 2003

      Base Salary: The Compensation Committee determines base salaries for executives based on competitive market practices, individual contribution and performance, and level of responsibility.

      Annual Incentives: In addition to competitive base salaries, Janus provides its executives with the opportunity to earn annual incentives based on a combination of individual contribution and corporate performance. The expectation is that an executive performing at more than a satisfactory level in a year when Janus fully achieves predetermined objectives would receive a market competitive annual incentive award. Consistent with best practice, actual awards can vary significantly with both individual and Janus performance. The Compensation Committee anticipates that the design and performance metrics incorporated in the annual incentive program will evolve with the changing needs of both the internal and external business environment. For 2003, the Compensation Committee had identified investment performance, gross sales, and Janus financial results as the three metrics to fund the annual incentive plan with the Compensation Committee retaining significant discretion with respect to the total amount available for the payment of bonuses. As mentioned previously, the Compensation Committee substantially reduced 2003 executive annual incentive payouts versus the level expected based on the results of the predetermined objectives due to the 2003 regulatory issues in which the Company was involved.

      Equity Compensation: One key component of the Compensation Committee’s strategy is to make stock-based or fund participation incentives a significant portion of the total compensation opportunity, either through stock options, restricted shares, or fund contributions.

      To determine both aggregate and individual equity awards, the Compensation Committee considered targeted total compensation using market information including estimated potential payouts under the annual incentive plan. These amounts were then adjusted to incorporate individual contribution and performance, level of responsibility, and Janus performance. Stock option valuation models were utilized to calculate the value of each stock option to aid in sizing awards. In general, equity awards were intended to approximate a competitive median long-term incentive opportunity.

      Compensation of Chief Executive Officer: Mr. Whiston’s 2003 compensation was based upon the same compensation strategy, and utilization of market information for the same types of companies, as for other executives. The 2003 annual bonus process reflected the assessment by the Board of Directors and Compensation Committee of the manner in which the Chief Executive Officer addressed regulatory challenges, managed the ongoing business, and provided strategic direction.

      In addition to participating in the annual incentive program and receiving a market level base salary, Mr. Whiston for 2003 received restricted stock/ cash awards. The total value of equity grants are significant from a competitive perspective and reflect both the Board of Directors’ and Compensation Committee’s desire to retain him as Chief Executive Officer, and Mr. Whiston’s agreement to not invoke a contract provision requiring that he become Chairman of the Board on January 1, 2004. Mr. Whiston will vest in a $1.5 million cash payment and $2.5 million Janus stock award (valued on the contract execution date) for continued employment through December 31, 2004, and vest in a $500,000 cash payment and $1 million of Janus stock (valued on the contract execution date) for continued employment through June 30, 2005. Distribution of the equity and cash awards vesting in 2004 and 2005 will generally be deferred until Mr. Whiston’s termination of employment and is intended to continue establishing increased ongoing ownership and shareholder alignment. Finally, Mr. Whiston participates in various employee benefit programs on the same basis as other executives and employees.

      Deductibility of Compensation: The Compensation Committee has reviewed the potential consequences for Janus of Section 162(m) of the Code, which imposes a limit on tax deduction for annual compensation in excess of $1 million paid to certain executive officers. The policy of Janus with respect to the tax deductibility of executive compensation is to generally structure programs to achieve deductibility under Section 162(m). Although the Compensation Committee will maintain the flexibility to take actions in the best interests of Janus and its shareholders that could well be based on considerations in addition to tax deductibility, the Compensation Committee has not approved any compensation with respect to 2003 that it does not expect to be deductible under Section 162(m).

G. Andrew Cox
Paul F. Balser
Michael D. Bills
Steven L. Scheid

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors is responsible for monitoring (i) the integrity of the financial statements of the Company; (ii) the independent auditor’s qualifications and independence; (iii) the performance of the Company’s internal audit function and independent auditors; (iv) the compliance by the Company with legal and regulatory requirements; and (v) the monitoring of the Company’s system of disclosure controls and system of internal controls over financial reporting. The Audit Committee is composed of four non-employee directors and operates under a written charter adopted and approved by the Board of Directors. Each Audit Committee member is independent as defined by NYSE listing standards and SEC rules.

      Management has primary responsibility for the financial reporting process, including establishing the Company’s system of internal controls and preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent accountants are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. Therefore, we have relied on the information provided to us and on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America, and we have also relied on the representations of the independent accountants included in their report on the Company’s financial statements.

      We held 13 meetings during 2003. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors and the Company’s independent accountants, Deloitte & Touche LLP. We discussed with the Company’s internal auditors and independent accountants the overall scope and plans for their respective audits. We met with the internal and independent accountants, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

      We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2003, with management of the Company and Deloitte & Touche LLP.

      We also discussed with Deloitte & Touche LLP matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU Sec. 380).

      The Company’s independent accountants also provided to us the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and we discussed with the independent accountants their independence from the Company. When considering the independence of Deloitte & Touche LLP, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence.

      Following our review and these meetings, discussions and reports, and subject to the limitations of our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2003, be included in the Company’s Annual Report on Form 10-K filed with the SEC.

Robert N. Burt
Paul F. Balser
Deborah R. Gatzek
Steven L. Scheid
Robert Skidelsky

SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

      Under SEC rules, shareholders intending to present a proposal at the 2005 Annual Meeting and have it included in our Proxy Statement must submit the proposal in writing to the General Counsel, Janus Capital Group Inc., 151 Detroit Street, Denver, Colorado 80206. We must receive the proposal no later than December 8, 2004.

      Shareholders intending to present a proposal at the 2005 Annual Meeting, but not to include the proposal in our proxy statement, and shareholders intending to nominate a person for election to the Board of Directors must comply with the requirements set forth in the Company’s Bylaws. The Bylaws require, among other things, that a shareholder must submit a written notice of intent to present such a proposal or to make such a nomination and setting forth other information specified in the Bylaws. The notice must be received by our Secretary no more than 120 days and no less than 90 days prior to the anniversary of the first mailing of the Company’s proxy statement for the immediately preceding year’s annual meeting. Therefore, the Company must receive any such notice for the 2005 Annual Meeting no earlier than December 8, 2004, and no later than January 7, 2005. If the notice is received before December 8, 2004, or after January 7, 2005, it will be considered untimely and we will not be required to present the proposal or nominee for voting at the 2005 Annual Meeting. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

HOUSEHOLDING

      Under SEC rules, we are permitted to deliver a single set of any proxy statement, information statement, annual report and prospectus to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, called householding, allows us to reduce the number of copies of these materials we must print and mail. Even if householding is used, each shareholder will continue to receive a separate proxy card or voting instruction card.

      The Company is not householding this year for those shareholders who hold their shares directly in their own name. If you share the same last name and address with another Company shareholder who also holds his or her shares directly, and you would each like to start householding for the Company’s annual reports, proxy statements, information statements and prospectuses for your respective accounts, then please contact us at Janus Capital Group Inc., 151 Detroit Street, Denver, Colorado 80206, Attention: Douglas N. Beck, Assistant Secretary, (303) 394-7760.

      This year, some brokers and nominees who hold Company shares on behalf of shareholders may be participating in the practice of householding proxy statements and annual reports for those shareholders. If your household received a single proxy statement and annual report for this year, but you would like to receive your own copy this year, please contact us at Janus Capital Group Inc., 151 Detroit Street, Denver, Colorado 80206, Attention: Douglas N. Beck, Assistant Secretary, (303) 394-7760, and we will promptly send you a copy. If a broker or nominee holds Company shares on your behalf and you share the same last name and address with another shareholder for whom a broker or nominee holds Company shares, and together both of you would like to receive only a single set of the Company’s disclosure documents, please contact ADP Investor Communication Services and inform them of your request by calling them at (800) 542-1061, or contact your broker or nominee as described in the voting instruction card or other information you received from your broker or nominee.

      If you consent to householding, your election will remain in effect until you revoke it. Should you later revoke your consent, you will be sent separate copies of those documents that are mailed at least 30 days or more after receipt of your revocation.

APPENDIX A

JANUS CAPITAL GROUP INC.

INDEPENDENCE STANDARDS

      A director is independent if the Board has made an affirmative determination that such director has no material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation). All independent directors will meet the independent requirements as defined under the New York Stock Exchange rules. In addition:

a. No director who is a former employee of the Corporation can be independent until five years after the employment has ended.

b. No director who is, or in the past five years has been, affiliated with or employed by a (present or former) auditor of the company (or of an affiliate) can be independent until five years after the end of either the affiliation or the auditing relationship.

c. No director can be independent if he or she is, or in the past five years has been, part of an interlocking directorate in which an executive officer of the Corporation served on the compensation committee of another corporation that employs the director.

d. No director can be independent if he or she has an immediate family member in any of the three categories noted above until five years after such family member’s relationship to the Corporation has ended.

      In addition to the foregoing, individual charitable contributions by the Company of $100,000 or less will not adversely affect the independence of a director.

A-1

APPENDIX B

JANUS CAPITAL GROUP INC.

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

Amended and restated as of March 9, 2004

Status

      The Audit Committee is a committee of the Board of Directors.

Purpose

      The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, (4) the compliance by the Company with legal and regulatory requirements and (5) the monitoring of the Company’s system of disclosure controls and system of internal controls over financial reporting.

      The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

      Except as otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board of Directors as a whole.

Committee Membership

      The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission in the judgment of the Board. At least one member of the Audit Committee shall be a financial expert as defined by the Commission in the judgment of the Board. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

      The members of the Audit Committee shall be appointed by the board on the recommendation of the Nominating and Corporate Governance Committee. Audit Committee members may be replaced by the Board.

Responsibilities

      1. Select and retain (subject to approval by the Company’s stockholders), and terminate when appropriate, the independent auditor, set the independent auditor’s compensation, oversee the work of the independent auditor, pre-approve all audit services to be provided by the independent auditor, and oversee the resolution of disagreements between management and the independent auditors in the event that they arise.

      2. Pre-approve all permitted non-audit services to be performed by the independent auditor and establish policies and procedures for the engagement of the independent auditor to provide permitted audit and non-audit services. Pre-approval for both audit and non-audit services may be delegated to the chair of the Audit Committee for services that arise between committee meetings, with any such delegated approval reported to the Audit Committee at its next meeting.

      3. At least annually, receive and review: (a) a report by the independent auditor describing the independent auditor’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, peer review or Public Company Accounting Oversight Board (PCAOB) review, of the independent auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (b) other required reports from the independent auditor.

      4. At least annually, consider the independence of the independent auditor, including whether the provision by the independent auditor or permitted non-audit services is compatible with independence, and obtain and review a report from the independent auditor describing all relationships between the auditor and the Company.

      5. Review with the independent auditor: (a) the scope and results of the audit; (b) any problems or difficulties that the auditor encountered in the course of the audit work, and management’s response; and (c) any questions, comments or suggestions the auditor may have relating to the internal controls, and accounting practices and procedures, of the Company or its subsidiaries; and (d) all other items specified by Section 204 of the Sarbanes-Oxley Act.

      6. Review and approve the appointment and replacement of the outsourced internal audit service provider(s).

      7. Review, at least annually, the scope and results of the internal audit program, including then current and future programs of the Company’s Internal Audit Department, procedures for implementing accepted recommendations made by the independent auditor, and any significant matters contained in reports from the Internal Audit Department.

      8. Review with the independent auditor, the Company’s Internal Audit Department, and management: (a) the adequacy and effectiveness of the systems of internal controls (including any significant deficiencies and significant changes in internal controls reported to the Audit Committee by the independent auditor or management), accounting practices, and disclosure controls and procedures (and management report thereon), of the Company and its subsidiaries; and (b) current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate.

      9. Review with management and the independent auditor the annual and quarterly financial statements of the Company, including: (a) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (b) any material changes in accounting principles or practices used in preparing the financial statements prior to the filing of a report on Form 10-K or 10-Q with the Securities and Exchange Commission; and (c) the items required by Statement of Auditing Standards 61 as in effect at that time in the case of the annual statements and Statement of Auditing Standards 100 as in effect at that time in the case of the quarterly statements.

      10. Recommend to the Board of Directors, based on the review described in paragraphs 4 and 8 above, whether the financial statements should be included in the annual report on Form 10-K.

      11. Review earnings press releases, as well as Company policies with respect to earnings press releases (including any pro forma and non-GAAP information), financial information and earnings guidance provided to analysts and rating agencies.

      12. Discuss Company policies with respect to risk assessment and risk management, and review contingent liabilities and risks that may be material to the Company and major legislative and regulatory developments which could materially impact the Company’s contingent liabilities and risks.

      13. Review: (a) the status of compliance with laws, regulations, and internal procedures; and (b) the scope and status of systems designed to promote Company compliance with laws, regulations and internal procedures, through receiving reports from management, legal counsel and third parties as determined by the Audit Committee.

      14. Establish procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company’s ethical compliance, accounting, internal controls and auditing matters, as well as for the confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters.

      15. Establish policies for hiring employees and former employees of the outside auditor.

      16. Obtain the advice and assistance, as appropriate, of independent counsel and other advisors as necessary to fulfill the responsibilities of the Audit Committee, and receive appropriate funding from the Company, as determined by the Audit Committee, for the payment of compensation to any such advisors.

      17. Conduct an annual performance evaluation of the Audit Committee and annually evaluate the adequacy of its charter.

Meetings

      The Audit Committee shall meet at least six times each year and at such other times as it deems necessary to fulfill its responsibilities. The Audit Committee shall periodically meet separately, in executive session, with management, the internal auditor and the independent auditor. The Audit Committee shall report regularly to the Board of Directors with respect to its activities and make recommendations to the Board of Directors as appropriate.

Report

      The Audit Committee shall prepare a report each year for inclusion in the Company’s proxy statement relating to the election of directors.

Limitation of Audit Committee’s Role

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

April 7, 2004

Dear Shareholder:

     We cordially invite you to attend the Annual Meeting of Shareholders of Janus Capital Group Inc., which will be held at the Westin Tabor Center, 1672 Lawrence Street, Denver, Colorado, on Thursday, May 13, 2004 at 10:00 a.m.

     At the meeting, you will be asked to vote on proposals to elect three directors, approve the appointment of our accountants, and consider other business as may properly come before the meeting.

     Enclosed is a notice of the Annual Meeting, Proxy Statement and a proxy card, along with a copy of our Annual Report for the 2003 fiscal year.

     We encourage you to read the enclosed Proxy Statement and vote promptly. If you attend the Annual Meeting, you may vote in person even if you previously voted by proxy. Thank you for your interest and support.

Very truly yours,

Steven L. Scheid Chairman of the Board

(PLEASE SEE REVERSE SIDE FOR PROPOSALS TO BE VOTED)
(Date, sign and return promptly in the postage-paid envelope enclosed)

(Tear Here)

JANUS CAPITAL GROUP INC.

PROXY

     This proxy confers discretionary authority as described and may be revoked in the manner described in the Proxy Statement dated April 7, 2004, receipt of which is hereby acknowledged.

Signature Date , 2004

Signature Date , 2004

Please sign exactly as name(s) appear. All joint owners should sign. Executors, administrators, trustees, guardians, attorneys-in-fact, and officers of corporate stockholders should indicate the capacity in which they are signing. Please indicate whether you plan to attend the Annual Meeting:

☐ Will attend	☐	Will not attend

(Continued on other side)

(Continued, and to be signed on reverse side)

(Tear Here)

JANUS CAPITAL GROUP INC.

PROXY

This proxy is solicited by the Board of Directors. Mark B. Whiston, and Steven L. Scheid, or any one of them, are hereby authorized, with full power of substitution, to vote the shares of stock of Janus Capital Group Inc. entitled to be voted by the shareholder(s) signing this proxy at the Annual Meeting of Shareholders to be held on May 13, 2004, or any adjournment thereof, as specified herein and in their discretion on all other matters that are properly brought before the Annual Meeting. If no choice is specified, such proxies will vote “For” the nominees named hereon and “For” proposal 2.

1.	Election of three directors. Nominees: G. Andrew Cox, James P. Craig, III and Deborah R. Gatzek

☐	FOR all nominees except those indicated below:

☐	WITHHOLD AUTHORITY to vote for the nominees.

2.	Approve the appointment of Deloitte & Touche LLP as independent accountants.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	Transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

April 7, 2004

Dear DST Systems, Inc. ESOP Participant:

     Enclosed is your voting instruction card in connection with Janus Capital Group Inc.’s 2004 Annual Meeting of Shareholders to be held on Thursday, May 13, 2004 which instructs Marshall & Ilsley Corporation, as Trustee of the Employee Stock Ownership Plan of DST Systems, Inc. (the “DST ESOP”), how to vote the shares of Janus Capital Group Inc. common stock allocated to your account under the DST ESOP.

     Your card should be returned directly to UMB Bank, N.A., Securities Transfer Division, P.O. Box 410064, Kansas City, Missouri 64179-0013, in the enclosed postage-paid return envelope at your earliest convenience and before May 11, 2004.

     Regardless of how you choose to vote, your instruction is confidential. Janus Capital Group Inc. and DST Systems, Inc. will not have access to any information concerning any participant’s voting instruction.

     Please note that the number of shares you may vote is the number of shares allocated to your account on March 18, 2004, the record date for the vote. This number of shares does not reflect additions and distribution since March 18, 2004.

Marshall & Ilsley Corporation
Park Central Plaza
4717 Grand Avenue, Suite 400
Kansas City, MO 64112

(PLEASE SEE REVERSE SIDE FOR PROPOSALS TO BE VOTED)
(Date, sign and return promptly in the postage-paid envelope enclosed)

(Tear Here)

CONFIDENTIAL VOTING INSTRUCTIONS TO MARSHALL & ILSELY CORPORATION, AS
TRUSTEE UNDER THE EMPLOYEE STOCK OWNERSHIP PLAN OF DST SYSTEMS, INC.

Signature	Date	, 2004

Please sign exactly as name appears.

(Continued on other side)

Janus Capital Group Inc.

Annual Meeting of Shareholders

NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS

     The 2004 Annual Meeting will be held at the Westin Tabor Center, 1672 Lawrence Street, Denver, Colorado, on Thursday, May 13, 2004, at 10:00 a.m. to:

1.	Elect three directors to the Board of Directors for three-year terms;

2.	Approve the appointment of Deloitte & Touche LLP as independent accountants; and

3.	Transact such other business as may properly come before the meeting.

The record date for determining shareholders entitled to vote at the Annual Meeting was the close of business on March 18, 2004. The accompanying Proxy Statement contains additional information regarding the matters to be acted on at the Annual Meeting.

CONFIDENTIAL VOTING INSTRUCTIONS TO MARSHALL & ILSLEY CORPORATION, AS
TRUSTEE UNDER THE EMPLOYEE STOCK OWNERSHIP PLAN OF DST SYSTEMS, INC.

(Continued, and to be signed on reverse side)

(Tear Here)

This voting instruction card is solicited by the Trustee. I hereby direct that the voting rights pertaining to shares of stock of Janus Capital Group Inc. held by the Trustee and allocated to my account shall be exercised at the Annual Meeting of Shareholders to be held on May 13, 2004, or any adjournment thereof, as specified hereon and in its discretion on all other matters that are properly brought before the Annual Meeting and matters incidental to such meeting.

1.	Election of three directors. Nominees: G. Andrew Cox, James P. Craig, III and Deborah R. Gatzek

☐	FOR all nominees except those indicated below:

☐	WITHHOLD AUTHORITY to vote for the nominees.

2.	Approve the appointment of Deloitte & Touche LLP as independent accountants.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	Transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

If the voting instruction card is not returned, the Trustee must vote such shares in the same proportions as the shares for which voting instruction cards were received from the DST ESOP participants.

April 7, 2004

Dear Kansas City Southern ESOP Participant:

     Enclosed is your voting instruction card in connection with Janus Capital Group Inc.’s 2004 Annual Meeting of Shareholders to be held on Thursday, May 13, 2004 which instructs Nationwide Trust Company, as Trustee of the Employee Stock Ownership Plan of Kansas City Southern (the “KCS ESOP”), how to vote the shares of Janus Capital Group Inc. common stock allocated to your account under the KCS ESOP.

     Your card should be returned directly to UMB Bank, N.A., Securities Transfer Division, P.O. Box 410064, Kansas City, Missouri 64179-0013, in the enclosed postage-paid return envelope at your earliest convenience and before May 11, 2004.

     Regardless of how you choose to vote, your instruction is confidential. Janus Capital Group Inc. and Kansas City Southern will not have access to any information concerning any participant’s voting instruction.

     Please note that the number of shares you may vote is the number of shares allocated to your account on March 18, 2004, the record date for the vote. This number of shares does not reflect additions and distributions since March 18, 2004.

Nationwide Trust Company
98 San Jacinto Boulevard, Suite 1100
Austin, Texas 78701

(PLEASE SEE REVERSE SIDE FOR PROPOSALS TO BE VOTED)
(Date, sign and return promptly in the postage-paid envelope enclosed)

(Tear Here)

CONFIDENTIAL VOTING INSTRUCTIONS TO NATIONWIDE TRUST COMPANY AS
TRUSTEE UNDER THE EMPLOYEE STOCK OWNERSHIP PLAN OF KANSAS CITY
SOUTHERN

Signature	Date	, 2004

Please sign exactly as name appears.

(Continued on other side)

Janus Capital Group Inc.

Annual Meeting of Shareholders

NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS

     The 2004 Annual Meeting will be held at the Westin Tabor Center, 1672 Lawrence Street, Denver, Colorado, on Thursday, May 13, 2004, at 10:00 a.m. to:

1.	Elect three directors to the Board of Directors for three-year terms;

2.	Approve the appointment of Deloitte & Touche LLP as independent accountants; and

3.	Transact such other business as may properly come before the meeting.

The record date for determining shareholders entitled to vote at the Annual Meeting was the close of business on March 18, 2004. The accompanying Proxy Statement contains additional information regarding the matters to be acted on at the Annual Meeting..

CONFIDENTIAL VOTING INSTRUCTIONS TO NATIONWIDE TRUST COMPANY AS TRUSTEE UNDER
THE EMPLOYEE STOCK OWNERSHIP PLAN OF KANSAS CITY SOUTHERN

(Continued, and to be signed on reverse side)

(Tear Here)

This voting instruction card is solicited by the Trustee. I hereby direct that the voting rights pertaining to shares of stock of Janus Capital Group Inc. held by the Trustee and allocated to my account shall be exercised at the Annual Meeting of Shareholders to be held on May 13, 2004, or any adjournment thereof, as specified hereon and in its discretion on all other matters that are properly brought before the Annual Meeting and matters incidental to such meeting.

1.	Election of three directors. Nominees: G. Andrew Cox, James P. Craig, III and Deborah R. Gatzek.

☐ FOR all nominees except those indicated below:

☐ WITHHOLD AUTHORITY to vote for the nominees.

2.	Approve the appointment of Deloitte & Touche LLP as independent accountants.

☐FOR       ☐ AGAINST       ☐ ABSTAIN

3.	Transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

If the voting instruction card is not returned, the Trustee must vote such shares in the same proportions as the shares for which voting instruction cards were received from the KCS ESOP participants.

April 7, 2004

Dear Janus Capital Group Inc. ESOP Participant:

     Enclosed is your voting instruction card in connection with Janus Capital Group Inc.’s 2004 Annual Meeting of Shareholders to be held on Thursday, May 13, 2004 which instructs The Charles Schwab Trust Company, as Trustee of the Janus Capital Group Inc. 401(k), Profit Sharing and Employee Stock Ownership Plan (the “Janus ESOP”), how to vote the shares of Janus Capital Group Inc. common stock allocated to your account under the Janus ESOP.

     Your card should be returned directly to UMB Bank, N.A., Securities Transfer Division, P.O. Box 410064, Kansas City, Missouri 64179-0013, in the enclosed postage-paid return envelope at your earliest convenience and before May 11, 2004.

     Regardless of how you choose to vote, your instruction is confidential. Janus Capital Group Inc. will not have access to any information concerning any participant’s voting instruction.

     Please note that the number of shares you may vote is the number of shares allocated to your account on March 18, 2004, the record date for the vote. This number does not reflect additions or deletions since March 18, 2004.

The Charles Schwab Trust Company
425 Market Street, 7th Floor
San Francisco, California 94015

(PLEASE SEE REVERSE SIDE FOR PROPOSALS TO BE VOTED)
(Date, sign and return promptly in the postage-paid envelope enclosed)

(Tear Here)

CONFIDENTIAL VOTING INSTRUCTIONS TO THE CHARLES SCHWAB TRUST COMPANY AS TRUSTEE OF THE JANUS CAPITAL GROUP INC. 401(K), PROFIT SHARING AND EMPLOYEE STOCK OWNERSHIP PLAN

Signature Date , 2004
Please sign exactly as name appears.

(Continued on other side)

Janus Capital Group Inc.

Annual Meeting of Shareholders

NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS

     The 2004 Annual Meeting will be held at the Westin Tabor Center, 1672 Lawrence Street, Denver, Colorado, on Thursday, May 13, 2004, at 10:00 a.m. to:

1.	Elect three directors to the Board of Directors for three-year terms;

2.	Approve the appointment of Deloitte & Touche LLP as independent accountants; and

3.	Transact such other business as may properly come before the meeting.

The record date for determining shareholders entitled to vote at the Annual Meeting was the close of business on March 18, 2004. The accompanying Proxy Statement contains additional information regarding the matters to be acted on at the Annual Meeting.

CONFIDENTIAL VOTING INSTRUCTIONS TO THE CHARLES SCHWAB TRUST COMPANY AS
TRUSTEE OF THE JANUS CAPITAL GROUP INC. 401(K), PROFIT SHARING AND EMPLOYEE
STOCK OWNERSHIP PLAN

(Continued, and to be signed on reverse side)

(Tear Here)

This voting instruction card is solicited by the Trustee. I hereby direct that the voting rights pertaining to shares of stock of Janus Capital Group Inc. held by the Trustee and allocated to my account shall be exercised at the Annual Meeting of Shareholders to be held on May 13, 2004, or any adjournment thereof, as specified hereon and in its discretion on all other matters that are properly brought before the Annual Meeting and matters incidental to such meeting.

1.	Election of three directors. Nominees: G. Andrew Cox, James P. Craig, III and Deborah R. Gatzek

☐	FOR all nominees except those indicated below:

☐	WITHHOLD AUTHORITY to vote for the nominees.

2.	Approve the appointment of Deloitte & Touche LLP as independent accountants.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

If the voting instruction card is not returned, the Trustee must vote such shares in the same proportions as the shares for which voting instruction cards were received from the Janus ESOP participants.